Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of BAO Holding Limited,

We hereby consent to the inclusion in this Amendment No. 1 to Form F-1 Registration Statement of BAO Holding Limited (the “Company”) of our report dated July 11, 2025, except for Notes 17, as to which the date is August 20, 2025 and Note 6 and Note 16, as to which the date is September 5, 2025, with respect to our audits of the Company’s consolidated financial statements as of and for the years ended March 31, 2025 and 2024 which appears in this Registration Statement.

We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ TAAD LLP

Diamond Bar, California

September 5, 2025